Exhibit 4.5

BANCTRUST FINANCIAL GROUP, INC.
OPTION AGREEMENT -
INCENTIVE STOCK OPTION
(2011 Incentive Compensation Plan)

THIS AGREEMENT made and entered into on this ______ day of ____________________, ________, by and between BANCTRUST FINANCIAL GROUP, INC. (the "Company”), and ________________________ ____________________________________ (the "Optionee") sets forth the terms and conditions of an Option granted pursuant to the Company’s 2011 Incentive Compensation Plan (the “Plan”) and this Agreement.

1.           Definitions

Unless the context clearly indicates otherwise, for purposes of this Agreement, terms used herein shall have the same meaning as they do in the Plan.  Without limiting the generality of the foregoing, the following terms shall have the respective meanings set forth below:

(a)           "Board of Directors" means the Board of Directors of the Company.

(b)           "Code" means the Internal Revenue Code of 1986, as amended.

(c)           "Committee" means the Compensation Committee of the Board of Directors (or any successor committee thereto), which committee shall have the responsibility of administering the Plan.

(d)           "Common Stock" means the common stock of the Company, or such other class of shares or other securities to which the provisions of this Agreement may be applicable by reason of the operation of Section 8 hereof.

(e)           "Company" means BancTrust Financial Group, Inc. or any successor corporation.

(f)           “Director” means any elected member of the Board of Directors of the Company.

(g)           “Employee” means any person employed by the Company or any Subsidiary Corporation.

(h)           “Grant Date” means the date as of which the Option governed by this Agreement is granted by the Board of Directors pursuant to the Plan, regardless of when the instrument, certificate, or letter evidencing such Option is communicated to, or actually received or accepted by, the Grantee.

(i)           "Incentive Stock Option" means an option to purchase shares of Common Stock of the Company that is intended to qualify as an incentive stock option under Section 422 of the Code.

(j)           "Permanent Disability" means that the Grantee (1) has established to the satisfaction of the Board of Directors that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months (all within the meaning of Section 422(c)(6) and Section 22(e)(3) of the Code), and (2) has satisfied any requirement imposed by the Board of Directors in regard to evidence of such disability.

(k)           "Retirement", as applied to a Grantee (i) who is an Employee, means normal or early retirement as provided for in the applicable qualified pension plan of the Company and/or one or more of its Subsidiary Corporations; provided that a Grantee shall not be deemed to have retired if his or her employment is terminated by the Company because of negligence or malfeasance; and (ii) who is a Director, means ceasing to serve as an elected member of the Board of Directors, whether by resignation, removal or failure to stand for reelection or to be reelected.

(l)           "Subsidiary Corporation" of the Company means any present or future corporation (other than the Company) which would be a “subsidiary corporation” as defined in Section 424(f) and (g) of the Code.

2.           Grant

The Company does hereby irrevocably grant to the Grantee, pursuant to the Plan and not in lieu of salary or any other compensation for services, the right and option (called the "Option" herein), as an Incentive Stock Option, to purchase all or any part of an aggregate of _______________ shares of the Common Stock of the Company, only on the terms and conditions set forth herein.  The option price per share shall be the sum of $____________________, being the fair market value of the Common Stock on the date the Option is granted.

3.           Option Period

The Option shall be exercisable, in whole or in part, at any time or times, on the basis of lapse of time only, commencing one year from the Grant Date; provided, however, anything contained herein (including Section 4 hereof) to the contrary notwithstanding, the Option shall be valid only during the period commencing on the Grant Date and ending on the tenth (10th) anniversary of the Grant Date, unless sooner terminated as provided herein, and shall expire and not be exercisable after the expiration of said ten (10) year period. Note that the Code requires that at all times beginning on the Grant Date and ending on the day three (3) months before the date the Option is exercised, Grantee must be an Employee of the Company or a Subsidiary Corporation, except in the event of Grantee’s death or Permanent Disability. The Company has provided for extended exercisability of the Option under certain circumstances for the benefit of Grantee (see Section 5) but cannot guarantee that the Option will necessarily be treated as an Incentive Stock Option if Grantee continues to provide services to the Company or a Subsidiary Corporation as a Director after Grantee’s Employment terminates or Grantee otherwise exercises the Option more than three (3) months after the date Grantee’s Employment with the Company or a Subsidiary Corporation terminates.

4.           Manner of Exercise

Shares of Common Stock purchased under the Option shall at the time of purchase be paid for in full.  The Option may be exercised from time to time by written notice to the Company stating the number of shares with respect to which the Option is being exercised, and the time of the delivery thereof, which shall be at least seven (7) days after the delivery of such notice unless an earlier date shall have been mutually agreed upon; except that in no event shall such date be after the expiration of the ten (10) year period in Section 3 hereof.  At such time the Company shall, without transfer or issue tax to the Grantee (or other person entitled to exercise the Option), deliver to the Grantee (or other person entitled to exercise the Option) at the principal office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates for such shares against payment of the Option price in full for the number of shares to be delivered by certified or official bank check or other appropriate form of payment acceptable to the Company; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any requirements of law.  If the Grantee (or other person entitled to exercise the Option) fails to accept delivery of and pay for all or any part of the number of shares specified in such notice upon tender of delivery thereof, his right to exercise the Option with respect to such undelivered shares may be terminated at the election of the Board of Directors.

5.           Termination

If the Grantee's employment by the Company and each Subsidiary Corporation thereof shall terminate, his or her Option shall terminate immediately; provided, however, that if any termination of employment is due to Retirement, the Grantee shall have the right to exercise his or her Option, in whole or in part, as to all shares then subject thereto, at any time or times within three (3) months after such Retirement; and provided further, however, that if the Grantee shall furnish proof reasonably satisfactory to the Board of Directors that termination of employment is due to a Permanent Disability, the Grantee shall have the right to exercise his or her Option, in whole or in part as to all shares then subject thereto, at any time or times within one (1) year after termination based on such Permanent Disability.  Provided, further, that if the Employee Grantee shall die while in the employment of the Company or one of its Subsidiary Corporations, the executor or administrator of his or her estate shall have the right to exercise Grantee's Option, in whole or in part, as to all shares then subject thereto and at any time or times within one (1) year from the date of Grantee's death; if the Grantee shall die within three (3) months after Retirement or within one (1) year after termination based on such Permanent Disability the executor or administrator of his or her estate shall have the right to exercise said Grantee's Option, in whole or in part, as to all shares then subject thereto within the same period said Grantee could have exercised said Option; provided further, that the Option shall in no event be exercisable after the expiration of ten (10) years from the Grant Date.  Unless otherwise provided by law, including the Code and the Regulations promulgated thereunder, whether any other termination of employment shall be considered a Retirement and whether an authorized leave of absence or absences on military or government service or for other reasons shall constitute a termination of employment for the purposes of the Plan, shall be determined by the Board of Directors, which determination shall be final and conclusive.

Notwithstanding the foregoing paragraph, as to a Grantee who is an Employee, if the Grantee’s employment by the Company and each Subsidiary Corporation thereof shall terminate but he or she continues to serve as a Director, his or her Option will immediately be converted into a Nonqualified Stock Option; provided, however that such Option will be continue to be treated as an Incentive Stock Option if the Grantee exercises the Option within the permitted time period described in the preceding paragraph, as applicable to the Grantee’s circumstances.

6.           Assignment or Transfer

The Option shall not be assignable or transferable otherwise than by will or the laws of descent and distribution.  During the lifetime of the Grantee, the Option shall be exercisable only by such Grantee and shall not be assignable or transferable by the Grantee and no other person shall acquire any right therein.  More particularly, but without limiting the generality of the foregoing, the Option may not be assigned or transferred (except as noted herein), in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process on the Option, shall be null and void and without effect.

7.           Agreements of Grantee

Notwithstanding anything to the contrary contained herein, the Grantee does hereby agree as follows:

(a)           that he or she will not exercise the Option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act of 1933 or, if such shares of Common Stock are not then registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act of 1933 or would not otherwise result in a violation thereof. The exercise of the Option must also comply with all other applicable laws and regulations governing such Option, and may not be exercised if the Company determines that such exercise would not be in material compliance with such laws and regulations;

(b)           that he or she will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock issued upon exercise of an Option that occurs within two (2) years after the Grant Date or within one (1) year after the date on which the shares of Common stock are transferred upon exercise of the Option; and

(c)           that he will not sell any shares acquired by exercise of the Option until counsel for the Company shall determine that such sale would not result in a violation of the Securities Act of 1933.

8.           Adjustments; Change of Control

(a)           Subject to paragraph (b) below, in the event of (1) any dividend payable in shares of Common Stock; (2) any recapitalization, reclassification, split-up, or consolidation of, or other change in, the Common Stock; or (3) any exchange of the outstanding shares of Common Stock, in connection with a merger, consolidation, or other Reorganization (as defined below) of or involving the Company or a sale by the Company of all or a portion of its assets, for a different number or class of shares of stock or other securities of the Company or shares of the stock or other securities of any other corporation; then the Board of Directors shall, in such manner as it shall determine in its sole discretion, appropriately adjust the number and class of shares or other securities which shall be subject to the Option and/or the purchase price per share which must be paid thereafter upon exercise of any Option; provided, however, that any adjustments made pursuant to this Section 8(a) will not cause a Supplemental Stock Option to lose its exemption from the application of Section 409A of the Code, or to violate any requirement applicable to deferred compensation under Section 409A of the Code.  Any such adjustments made by the Board of Directors shall be final, conclusive, and binding upon all persons, including, without limitation, the Company, its Subsidiary Corporations, the shareholders and directors of the Company, and any persons having any interest in any Option granted hereunder.

(b)           Subject to any required action by the shareholders, if the Company shall be the surviving or resulting corporation in any merger, consolidation, or other Reorganization, any Option granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the Option would be entitled on the effective date of such merger or consolidation; but a dissolution or complete liquidation of the Company or a merger, consolidation or other Reorganization in which the Company is not the surviving or resulting corporation, shall cause the Option to terminate on the effective date of such dissolution, complete liquidation, merger, consolidation, or other Reorganization; provided, however, that the Company shall give not less than thirty (30) days' written notice prior to the effective date of the said transaction to the Grantee, who shall have the right to exercise his Option during the thirty (30) day period immediately preceding such effective date, as to all or any part of the shares covered thereby, including, without limitation, shares as to which such Option would not otherwise be exercisable by reason of an insufficient lapse of time (anything contained in Section 3 hereof to the contrary notwithstanding); and provided further, that no such acceleration shall occur if any such transaction is approved by the affirmative vote of not less than seventy-five percent (75%) of the directors of the Company, and the surviving or resulting corporation shall assume such options or tender an option or options to purchase its shares on such terms and conditions, both as to the number of shares and otherwise, so as to provide substantially the same benefits available under the Option.

(c)           The term "Reorganization" as used in this Section means and refers to any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company or its Subsidiary Corporations, or sale of twenty-five percent (25%) or more of the voting securities of the Company pursuant to which the Company becomes a subsidiary of or is controlled by, another person or is not the surviving or resulting corporation, all after the effective date of the Reorganization.  The term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

9.           Rights of a Shareholder

Neither the Grantee, nor any other person authorized to purchase Common Stock upon exercise of an Option, shall have any interest in or shareholder rights with respect to any shares of the Common Stock which are subject to the Option until such shares have been issued and delivered to the Grantee or any such person pursuant to the exercise of such Option.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance, except as may be required under Section 8 hereof.

10.           Modifications

At any time, and from time to time, the Board of Directors may modify the Option, provided no such modification shall confer on the Grantee any right or benefit which could not be conferred on him or her by the grant of a new Option at such time, or impair the Option without the consent of the Grantee.

11.           Construction

The Option is subject to all provisions of the Plan, the provisions of which are hereby incorporated by reference and made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there should be any inconsistency or discrepancy between this Agreement and the Plan itself, the Plan and its provisions shall supersede, control, govern and be binding in all events.  The provisions of the Plan shall not terminate with this Agreement or be merged into this Agreement but shall survive as controlling and binding covenants of this Agreement.

The interpretation and construction by the Board of Directors of any provisions of this Agreement or the Plan and any determination by the Board of Directors pursuant to any provision of this Agreement or the Plan shall be final and conclusive.  No member of the Board of Directors shall be liable for any action or determination made in good faith.

The captions or headings of the respective Sections of this Agreement are for convenient reference only and shall not be given any consideration or effect in any construction hereof.
It is the Company's intention and purpose that the Option shall be treated for all purposes as an incentive stock option under Section 422, and all provisions of this Option shall be construed to accomplish that intention and purpose.

12.           Approvals

The Option is granted subject to the approval of the Plan by the shareholders of the Company, unless such approval has been obtained prior to the date of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf and its corporate seal to be impressed hereon and attested by its officers thereunto duly authorized, and the Grantee has set his hand and seal hereon, all as of the date first above written.

COMPANY:

BANCTRUST FINANCIAL GROUP, INC.

(AFFIX	By:_____________________________________
CORPORATE	____________________________, as its President
SEAL)

ATTEST:

_______________________________________
________________________________, as its
Secretary

GRANTEE:

_________________________________(SEAL)